The Andersons, Inc.

480 W. Dussel Drive

Maumee, Ohio 43537

FOR IMMEDIATE RELEASE            AT THE COMPANY: Gary Smith (419) 891 — 6417
WEDNESDAY, MAY 4, 2005

THE ANDERSONS, INC. REPORTS STRONG 1ST QTR. PERFORMANCE
EPS OF $0.14 FOR PERIOD UP $0.17 FROM 2004
Net Income Improves By $1.2 Million

MAUMEE, OHIO, MAY 4, 2005—The Andersons, Inc. (Nasdaq: ANDE), today announced first-quarter 2005 net income of $1.0 million, or $0.14 per diluted share. This was an improvement of $1.2 million, or $0.17 per diluted share, from the first quarter of 2004 when the company lost $0.2 million, or $0.03 per diluted share. Total revenues were $259 million for the first quarter this year compared to $275 million a year ago. The reduction in revenues was attributed to lower average grain prices, as noted below. Included in the company’s first-quarter 2005 results is an after-tax charge of $0.4 million, or $0.05 per diluted share, to correct pension and post-retirement benefit valuation errors over the past four years. The entire correction was made in the first quarter of 2005 on the basis that it is not material to the current or prior periods.

The Agriculture Group’s first-quarter performance exceeded the two previous years. Operating income was $1.0 million for the quarter, $2.5 million higher than the $1.5 million loss the group incurred a year ago. Revenues of $165 million for the first quarter this year were $19 million below last year primarily due to lower average corn and soybean prices. Noting the less than perfect correlation between revenues and income in the grain business, the company indicated that grain sales margins and space income were both higher during the most recent quarter. The group also continued to benefit from its investment in Lansing Grain, a grain trading company. Gross margin improvement also boosted operating results for the group’s plant nutrient business in the first three months of 2005 in spite of significantly higher fertilizer ingredient prices. During the quarter, the Agriculture Group continued to evaluate the possibility of investing in new ethanol production facilities in its eastern corn belt region.

The Rail Group’s operating income of $3.6 million in the first quarter this year was $2.3 million above the $1.3 million it earned in the year-earlier three-month period. Revenues of $17.7 million for the quarter were almost 60 percent higher than the $11.1 generated in the comparable period of 2004. Car values and lease rates continued to be strong in this most recent quarter, and the utilization rate of the group’s railcar fleet was again higher than year-earlier levels. Also contributing to the group’s operating performance growth were the rail assets and attached leases acquired in a large acquisition that was completed midway through the first quarter of 2004. In early April, the group began operating a railcar repair business in Mississippi in addition to those it was already operating in Ohio and South Carolina.

The Processing Group’s operating income of $1.1 million in the first three month period of 2005 was $2.1 million lower than a year ago. Revenues of $40.9 million for the quarter were $4.3 million below the $45.2 million it registered in the first quarter of last year. Turf-care product volumes were lower this year. Average margins were also down as a result of product cost increases that could not be fully recouped through higher prices.

The Retail Group reported revenues of $35.1 million for the first quarter of 2005, a 1.5 percent increase in same-store sales compared to the same three-month period in 2004. The average sale per transaction and average gross margin also improved somewhat. As a result, the group’s operating loss of $2.1 million for the period was $0.2 million better than its 2004 performance.

“The first quarter is typically a loss period for our seasonal businesses, so earning net income of $1.0 million for the period this year shows that we’re off to a good start,” said President and Chief Executive Officer Mike Anderson. “Agriculture and Rail both posted terrific results during the first three months of 2005. In total, the Company’s earnings improved by seventeen cents a share, and total cash provided by our operating activities also continued to grow.”

Anderson also stated “Looking forward, we’re hoping for big corn and soybean crops again this year, and so far spring planting in much of our region is at, or ahead of, last year’s pace. We still have a long way to go until the fall harvest, however, so prudence would suggest that we should reasonably expect our grain business to achieve full-year results more in line with the most recent three to five year averages rather than the exceptional results it achieved last year. All considered, I believe that our 2005 full-year EPS could be in the $2.20 to $2.50 range.”

The company will host a webcast on Thursday, May 5, 2005 at 11:00 A.M. EDT, to discuss its first quarter performance and full-year outlook. This can be accessed under the heading “Financial Information” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Operations
	Three Months ended
	March 31
(In thousands, except Per Share Data)	2005	2004
Sales and merchandising revenues	$258,980	$275,050
Cost of sales and merchandising revenues	219,021	238,988

Gross profit	39,959	36,062
Operating, administrative and general expenses	36,901	34,744
Interest expense	2,950	2,666
Other income / gains
Other income, net	1,079	791
Equity in earnings of affiliates	446	162
Income (loss) before income taxes	1,633	(395)
Income taxes	599	(149)

Net income (loss)	$1,034	$(246)

Per common share:
Basic earnings (loss)	$0.14	$(0.03)
Diluted earnings (loss)	$0.14	$(0.03)
Dividends paid	$0.08	$0.075

Weighted average shares outstanding-basic	7,373	7,218

Weighted average shares outstanding-diluted	7,643	7,218

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	March 31	December 31	March 31
(in thousands)	2005	2004	2004
Assets

Current assets:
Cash and cash equivalents	$6,138	$8,439	$3,624
Restricted cash	1,482	1,532	1,993
Accounts receivable (net) and margin deposits	90,778	66,235	118,534
Inventories	270,650	251,428	280,326
Other current assets	31,114	30,659	33,525

Total current assets	400,162	358,293	438,002
Other assets:	20,949	21,437	23,094
Railcar assets leased to others (net)	113,318	101,358	101,062
Property, plant and equipment	91,401	92,510	94,828

	$625,830	$573,598	$656,986

Liabilities and shareholders’ equity

Current liabilities:
Short-term borrowings	$114,400	$12,100	$174,000
Other current liabilities	193,237	240,447	181,209

Total current liabilities	307,637	252,547	355,209
Deferred items and other long-term liabilities	32,822	33,029	28,001
Long-term debt non-recourse	61,465	64,343	77,036
Long-term debt	89,151	89,803	81,248
Shareholders’ equity	134,755	133,876	115,492

	$625,830	$573,598	$656,986

Segment Data
(in thousands)
Quarter ended March 31, 2005	Agriculture	Rail	Processing	Retail	Other	Total
Revenues from external customers	$165,332	$17,705	$40,891	$35,052	$--	$258,980
Gross Profit	15,781	8,515	5,858	9,805	—	39,959
Other income / Equity in earnings of affiliates	908	185	168	132	132	1,525
Operating income (loss)	951	3,640	1,077	(2,098)	(1,937)	1,633
Quarter ended March 31, 2004	Agriculture	Rail	Processing	Retail	Other	Total
Revenues from external customers	$184,193	$11,080	$45,226	$34,551	$—	$275,050
Gross Profit	13,718	5,069	7,859	9,416	—	36,062
Other income / Equity in earnings of affiliates	530	97	51	156	119	953
Operating income (loss)	(1,529)	1,291	3,212	(2,317)	(1,052)	(395)